Exhibit 99.1

Mistras Group, Inc.	August 10, 2010

FY2010 Earnings Release

FOR IMMEDIATE RELEASE

Mistras Group, Inc. Announces FY2010 Results: Demonstrates Continued Growth in Revenue and Profitability - Provides FY2011 Guidance

FY2010 Revenue Grows 30% and Adjusted EBITDA* Increases 25%

PRINCETON JUNCTION, NJ – Mistras Group, Inc. (NYSE: MG), a leading global provider of technology-enabled asset protection solutions, today reported financial results for the fourth quarter and fiscal year ended May 31, 2010.

Fourth Quarter and Full Year Highlights

•
Fourth quarter revenues were $79.8 million, a 43% increase over the fourth quarter of fiscal 2009. Revenues for fiscal 2010 were $272.1 million, as compared to $209.1 million in fiscal 2009, an increase of 30%.

•
Net income attributable to Mistras Group, Inc. for the fourth quarter of fiscal 2010 was $4.9 million as compared to $1.5 million during the fourth quarter of fiscal 2009. Net income attributable to Mistras Group, Inc. for fiscal 2010 was $10.1 million, as compared to $5.5 million for fiscal 2009, an increase of 84%.

•
Diluted earnings per share for the quarter and fiscal year 2010 were $0.18 and $0.41, respectively, versus a loss per share of ($2.48) and ($1.67) for the comparable periods of fiscal 2009. Fiscal 2009 earnings per share calculations include the impact of preferred stock which had a mandatory conversion feature requiring the preferred shares to convert to common shares as part of the Company’s initial public offering in October 2009.

•
Adjusted EBITDA* for the quarter was $13.2 million as compared to $8.0 million for the fourth quarter of fiscal 2009, an increase of 65%. For fiscal 2010, Adjusted EBITDA* was $39.0 million as compared to $31.1 million in fiscal 2009, an increase of 25%.

•	During the quarter and fiscal year, the Company generated strong cash flow and ended the year with an increased cash position and an undrawn credit facility, both of which will support future growth.

Chairman and Chief Executive Officer, Dr. Sotirios J. Vahaviolos stated “We are very pleased with our performance in fiscal 2010. We are continuing to build on our track record of strong revenue and profit growth despite economic challenges experienced by many of our valued customers. Although we faced increased pricing pressure and a competitive market, we continue to work with our customers to provide value added asset protection solutions. During the year, we also increased revenues by expanding our “run and maintain” business, whereby our customers outsource their inspection and plant maintenance needs to Mistras. Our customers have recognized our overall “one source” value proposition of technology enabled services, proprietary products and systems, and enterprise inspection software. We believe that our customer base will be the platform for providing additional higher-end asset protection solutions in the future. Our proven business model of continuously enhancing our technology based solutions and services will create additional benefits for our customers and provide Mistras with many opportunities for continued growth and profitability.”

1 | P a g e

Fiscal Year 2010 Results

Revenue growth in fiscal 2010 was 30% generating a compounded annual growth rate (“CAGR”) of 31% over the last four years. The 2010 revenue growth represented the eleventh consecutive fiscal year with double digit revenue growth. The organic revenue growth was 18% which was consistent with our average 19% organic growth achieved over the last four fiscal years and an improvement over the 16% organic growth in the previous fiscal year. The Company’s Services segment revenues were $227.8 million, an increase of $60.2 million, or 36%, as compared to fiscal 2009. This segment achieved double digit organic growth in each quarter in 2010 as a result of several new multi-year contracts, as well as growth from existing customers and acquisitions. The Company’s two other segments, Products and Systems and International had revenue growth of 9% and 6%, respectively. The combined growth of all segments led to record revenues in the fourth quarter of fiscal 2010 of $79.8 million, 11% greater than the previous highest quarter achieved earlier this fiscal year and 43% greater than the fourth quarter of fiscal 2009.

Net income attributable to Mistras Group, Inc. was $10.1 million versus $5.5 million in fiscal 2009, an 84% increase. Diluted earnings per share for the quarter and fiscal year 2010 were $0.18 and $0.41, respectively, versus a loss per share of ($2.48) and ($1.67) for the comparable periods of fiscal 2009. Fiscal 2009 earnings per share calculations include the impact of preferred stock which had a mandatory conversion feature requiring the preferred shares to convert to common shares as part of the Company’s initial public offering in October 2009.

Adjusted EBITDA* increased by 25% to $39.0 million in fiscal 2010 as compared to $31.1 million for fiscal 2009, generating a CAGR of 33% over the last four years. Gross profit for fiscal 2010 was $82.8 million, as compared to $69.3 million in the prior year representing an increase of 20%. For fiscal 2010, income from operations increased 37% to $20.3 million as compared to $14.8 million in the prior year. Operating income margins increased in all segments during the fiscal fourth quarter, while consolidated operating income margins increased in both the quarter and fiscal year.

Business Outlook/Guidance for Fiscal Year 2011

The Company’s outlook is for continued double digit growth in revenue and Adjusted EDITDA*. The Company projects its fiscal 2011 revenues to be in the range of $300 million to $330 million and Adjusted EBITDA* to be in the range of $44 million to $49 million. These projections anticipate continued organic growth supplemented by acquisitions, as well as an improvement in the Company’s profitability. Mistras does not provide specific guidance for individual quarters, but will reaffirm or update our annual guidance at least quarterly. Dr. Vahaviolos concluded, “Based on a proven track record of eleven years of double digit revenue growth and more than thirty years in developing the technology of the future, we are upbeat about fiscal 2011 and beyond. We will continue our business model of delivering technology-enabled solutions for the world’s industrial and public infrastructure by leveraging the talents and experience of our 30 Ph.D.’s and other scientists, engineers and skilled and certified technicians providing our customers a single source for their asset protection needs.”

2 | P a g e

Earnings Conference Call

In connection with this earnings release, Mistras will hold its quarterly conference call on Wednesday, August 11 at 9:00 a.m. (Eastern). The call will be broadcast over the Web and can be accessed on Mistras’ Website, www.mistrasgroup.com . Individuals in the U.S. wishing to participate in the conference call by phone may call 800-901-5259 and use confirmation code 34721602 when prompted. (The International dial-in number is 617-786-4514.)

About Mistras Group, Inc.

Mistras offers one of the broadest “one source” services and technology-enabled asset protection solution portfolios in the industry used to evaluate the structural integrity of energy, industrial and public infrastructure. Mission critical services and solutions are delivered globally and provide customers with the ability to extend the useful life of their assets, improve productivity and profitability, comply with government safety and environmental regulations and enhance risk management operational decisions.

Mistras uniquely combines its industry leading products and technologies - 24/7 on-line monitoring of critical assets; mechanical integrity (“MI”) and non-destructive testing (“NDT”) services; and its proprietary world class data warehousing and analysis software - to provide comprehensive and competitive products, systems and services solutions from a single source provider.

For more information, please visit the company’s website at www.mistrasgroup.com or contact Frank Joyce, Chief Financial Officer at 609-716-4103.

Forward-Looking and Cautionary Statements

Certain statements made in this press release are “forward-looking statements” about Mistras’ financial results and estimates, products and services, business model, strategy, growth opportunities, profitability and competitive position. These forward-looking statements generally use words such as “future,” “possible,” “potential,” “targeted,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” “project,” “will,” “may,” “should,” “could,” “would” and other similar words and phrases. Such statements are not guarantees of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved, if at all. These statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. Important factors that could cause such differences include, but are not limited to, current economic conditions; loss of or reduction in business with a significant customer; adverse change in the industries Mistras serves, which include oil and gas, power transmission and generation, chemical, aerospace and infrastructure; market acceptance of Mistras’ products and services; significant changes in the competitive environment; catastrophic events that cause disruptions to the business of Mistras or its customers; the ability to attract and train engineers, scientists, and skilled technicians; and any accidents or incidents involving the Company’s services or asset protection solutions. A further list, description and discussion of these and other risks and uncertainties can be found in the “Risk Factors” section of the prospectus dated October 7, 2009 used in connection with Mistras’ initial public offering filed with the Securities and Exchange Commission on October 9, 2009,

3 | P a g e

You should consider these factors in evaluating the forward-looking statements included in this press release and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof, and Mistras undertakes no obligation to update such statements as a result of new information, future events or otherwise.

* Use of Non-GAAP Measures

The term “Adjusted EBITDA” is a financial measurement not calculated in accordance with U.S. generally accepted accounting principles. The Company believes that investors and other users of the financial statements benefit from the presentation of Adjusted EBITDA because it provides an additional metric to compare the Company’s operating performance on a consistent basis and measure underlying trends and results of the Company’s business. An explanation of Adjusted EBITDA and a reconciliation of this to a financial measurement under GAAP are set forth in a table attached to this press release.

4 | P a g e

Mistras Group, Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations
(In thousands except for per share data)

	Three Months Ended May 31,		Year Ended May 31,
	2010**	2009	2010**	2009

Revenues:	$79,784	$55,860	$272,128	$209,133
Cost of Revenues:
Cost of services and goods sold	51,944	35,358	178,644	131,167
Depreciation	2,789	2,490	10,640	8,700
Total cost of revenues	54,733	37,848	189,284	139,867

Gross profit	25,051	18,012	82,844	69,266
Selling, general and administrative expenses	14,481	12,465	55,410	46,456
Research and engineering	624	520	2,142	1,949
Depreciation and amortization	1,115	819	4,673	3,936
Acquisition related expenses	614	—	614	—
Legal settlement	—	(40)	(297)	2,100
Income from operations	8,217	4,248	20,302	14,825
Other expenses
Interest expense	706	922	3,531	4,614
Loss on extinguishment of long-term debt	—	—	387	—

Income before provision for income taxes and noncontrolling interest	7,511	3,326	16,384	10,211
Provision for income taxes	2,599	1,810	6,291	4,558

Net income	4,912	1,516	10,093	5,653
Net loss (income) attributable to noncontrolling interests	7	(14)	(23)	(187)

Net income attributable to Mistras Group, Inc.	4,919	1,502	10,070	5,466
Accretion of preferred stock	—	33,793	(6,499)	27,114

Net income attributable to common stockholders	$4,919	$(32,291)	$16,569	$(21,648)

Earnings (loss) per common share:
Basic	$0.18	$(2.48)	$0.76	$(1.67)
Diluted	$0.18	$(2.48)	$0.41	$(1.67)
Weighted average common shares outstanding:
Basic	26,613	13,000	21,744	13,000
Diluted	26,795	13,000	24,430	13,000

** In the fourth quarter of 2010, the Company adjusted its methodology for computing its liability for workers’ compensation claims in its Services segment. The Company recorded a favorable adjustment of $760 in the period consisting of a $631 reduction in cost of revenues and a $129 reduction in selling, general and administration expenses. A portion of this adjustment related to prior fiscal periods; however, this was not material to any prior period. The after tax impact of this adjustment was approximately 0.5% of fourth quarter revenues.

5 | P a g e

Mistras Group, Inc. and Subsidiaries
Unaudited Operating Data by Segment
(In thousands)

	Three Months Ended May 31,		Year Ended May 31,
	2010**	2009	2010**	2009

Revenues:
Services	$68,230	$47,104	$227,782	$167,543
Products and Systems	5,738	4,255	18,875	17,310
International	7,598	5,783	30,920	29,165
Corporate and eliminations	(1,782)	(1,282)	(5,449)	(4,885)

	$79,784	$55,860	$272,128	$209,133

Gross profit:

Services	$19,722	$14,210	$61,553	$48,480
Products and Systems	2,814	1,828	10,031	8,476
International	2,456	2,112	11,668	12,602
Corporate and eliminations	59	(138)	(408)	(292)

	$25,051	$18,012	$82,844	$69,266

Income from operations:

Services	$9,000	$5,551	$22,114	$13,681
Products and Systems	926	81	2,947	1,664
International	411	(208)	3,008	4,091
Corporate and eliminations	(2,120)	(1,176)	(7,767)	(4,611)

	$8,217	$4,248	$20,302	$14,825

** In the fourth quarter of 2010, the Company adjusted its methodology for computing its liability for workers’ compensation claims in its Services segment. The Company recorded a favorable adjustment of $760 in the period consisting of a $631 reduction in cost of revenues and a $129 reduction in selling, general and administration expenses. A portion of this adjustment related to prior fiscal periods; however, this was not material to any prior period. The after tax impact of this adjustment was approximately 0.5% of fourth quarter revenues.

6 | P a g e

Mistras Group, Inc. and Subsidiaries
Unaudited Consolidated Balance Sheets
(In thousands)

	May 31,	May 31,
	2010	2009

ASSETS

Cash and cash equivalents	$16,037	$5,668
Other current assets	68,343	55,047
Property, plant and equipment, net	39,981	36,547
Other non-current assets	61,806	54,012

Total assets	$186,167	$151,274

LIABILITIES, PREFERRED STOCK AND EQUITY (DEFICIT)

Current portion of long-term debt and capital leases	$11,464	$19,371
Other current liabilities	25,486	24,737
Long-term debt and capital leases, net of current portion	15,099	61,405
Other non-current liabilities	3,452	2,445

Preferred stock	—	90,983

Equity (deficit)	130,666	(47,667)

Total liabilities, preferred stock and equity	$186,167	$151,274

7 | P a g e

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of Net Income
attributable to Mistras Group, Inc. to
 EBITDA and Adjusted EBITDA¹
(In thousands)

	Three Months Ended May 31,		Year Ended May 31,
	2010**	2009	2010**	2009

Net income attributable to Mistras Group, Inc.	$4,919	$1,502	$10,070	$5,466
Interest expense	706	922	3,531	4,614
Provision for income taxes	2,599	1,810	6,291	4,558
Depreciation and amortization	3,904	3,309	15,313	12,636
EBITDA	12,128	7,543	35,205	27,274
Stock compensation expense	835	96	2,695	192
Acquisition related expenses	614	—	614	—
Legal settlement	—	(40)	(297)	2,100
Large customer bankruptcy	(372)	393	395	1,556
Loss on extinguishment of debt	—	—	387	—
Adjusted EBITDA	$13,205	$7,992	$38,999	$31,122

¹ Adjusted EBITDA is a performance measure used by management that is not calculated in accordance with U.S. generally accepted accounting principles (GAAP). “Adjusted EBITDA” is defined as net income plus: interest expense, provision for income taxes, depreciation and amortization, stock-based compensation expense, the amount of a write-off for the remaining accounts receivable the company expected to collect from a customer that recently declared bankruptcy, loss on extinguishment of debt, acquisition related expenses including post-acquisition adjustment of contingent purchase price and transactional expenses, and amounts for settlement of a class action lawsuit, minus a reduction in the amount the Company was required to pay in final settlement of the class action lawsuit. The Company’s management uses Adjusted EBITDA as a measure of operating performance to assist in comparing performance from period to period on a consistent basis, for planning and forecasting overall expectations, and for evaluating actual results against such expectations, and as a performance evaluation metric off which to base executive and employee incentive compensation programs.

For more information regarding the use of Adjusted EBITDA, see Mistras Group, Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on August 10, 2010.

** In the fourth quarter of 2010, the Company adjusted its methodology for computing its liability for workers’ compensation claims in its Services segment. The Company recorded a favorable adjustment of $760 in the period consisting of a $631 reduction in cost of revenues and a $129 reduction in selling, general and administration expenses. A portion of this adjustment related to prior fiscal periods; however, this was not material to any prior period. The after tax impact of this adjustment was approximately 0.5% of fourth quarter revenues.

8 | P a g e